Exhibit m(vi) under Form N-1A
                                               Exhibit 1 under Item 601/Reg. S-K

                 CONTRACT DEFINING RESPONSIBILITY FOR FEES UNDER
                        NON-CONFORMING DEALER AGREEMENTS


     THIS CONTRACT DEFINING RESPONSIBILITY FOR FEES UNDER NON-CONFORMING DEALER AGREEMENTS (this "Contract") is made effective as of the 9th day of December, 2004, by MTB Investment Advisors, Inc. ("MTBIA"), Edgewood Services, Inc., Federated Securities Corp. and Federated Shareholder Services Company (together, "Federated") and MTB Group of Funds (the "Funds").

                                   WITNESSETH:

     WHEREAS, the Funds and/or Federated, are parties to certain agreements with dealers and other financial institutions ("Institutions") listed on Annex A to this Contract ("Dealer Agreements"); and

     WHEREAS, the Dealer Agreements provide for the payment by the Funds and/or Federated of certain fees to Institutions in connection with the provision by the Institution of: (i) various distribution related and/or recordkeeping and administrative services for shareholders of the Funds ("Rule 12b-1 Fees'); and
(ii) certain personal services for shareholders and maintenance of shareholder accounts ("Shareholder Services Fees"); and

     WHEREAS, the total fees payable under a Dealer Agreement may at any time exceed the maximum amounts of Rule 12b-1 Fees and Shareholder Services Fees which the Fund is able to pay or is otherwise accruing for payment under the Fund's Rule 12b-1 Plan and Shareholder Services Plan (together the "Plans"), as disclosed in such Fund's current prospectus (the "Maximum Amounts"); and

     WHEREAS, MTBIA, as investment adviser to the Funds, derives substantial direct and indirect benefits as a result of the Institutions providing these services to the Funds under the Dealer Agreements.

     NOW, THEREFORE, in consideration of the foregoing premises, and the mutual covenants set forth below, the parties hereto, intending to bound, hereby agree as follows:

1. The parties will amend this Agreement from time to time to reflect the addition or deletion of Dealer Agreements that may require the payment of Excess Amounts (as defined below).

2. With respect to each Dealer Agreement listed in Annex A, MTBIA will pay directly to the Institution, in accordance with the terms of the applicable Dealer Agreement, the amount by which the fees payable under the Dealer Agreement exceed the Maximum Amounts payable under that Dealer Agreement (such amount, the "Excess Amount").


3. MTBIA agrees to indemnify and hold harmless Federated, the Funds and each of their directors, trustees, officers, employees, agents and each person, if any, who controls them within the meaning of the Securities Act of 1933 (the "Indemnified Parties") against any losses, claims, damages, liabilities or expenses (including the amount of any resulting dilution in a Fund's net asset value) to which any of them may become subject insofar as those losses, claims, damages, liabilities or expenses or actions in respect thereof, arise out of or are based the failure of MTBIA to make any payment it is obligated to make under Section 2 of this Contract.

     MTBIA will reimburse the Indemnified Parties for any reasonable legal or other expenses reasonably incurred, as incurred, by them in connection with investigating or defending such loss, claim or action.

     If any third party threatens to commence or commences any action for which MTBIA may be required to indemnify an Indemnified Party, the Indemnified Party shall promptly give notice thereof to MTBIA. MTBIA shall be entitled, at its own expense and without limiting its obligations to indemnify the Indemnified Party, to assume control of the defense of such action with counsel selected by MTBIA, which counsel shall be reasonably satisfactory to the Indemnified Party. If MTBIA assumes the control of the defense, the Indemnified Party may participate in the defense of such claim at its own expense. In the event MTBIA, after notification by the Indemnified Party of the commencement of an action, does not elect to assume the defense of any such action, MTBIA will reimburse the Indemnified Party(ies) named a defendant or defendants in such action for the fees and expenses of one single counsel agreed upon by them. In any event, MTBIA shall not be responsible for any claim settled or compromised, or for any confession of judgment, without its prior written consent, which consent shall not be unreasonably withheld.

     IN WITNESS WHEREOF, the parties hereto have caused this Contract to be executed on their behalf by their duly authorized officers as of the day and year written above.


EDGEWOOD SERVICES, INC.             MTB INVESTMENT ADVISORS, INC.
By:    /s/ Charles L. Davis, Jr.    By:    /s/ Kenneth G. Thompson
Name:  Charles L. Davis, Jr.        Name:  Kenneth G. Thompson
Title:  President                   Title:    Admin. Vice President


MTB GROUP OF FUNDS                  FEDERATED SECURITIES CORP.
By:  /s/ Beth S. Broderick          By:  /s/ James F. Getz
Name:  Beth S. Broderick            Name:  James F. Getz
Title:    Vice President            Title:  President - Broker/Dealer


FEDERATED SHAREHOLDER
SERVICES COMPANY
By:  /s/ Philip C. Hetzel
Name:  Philip C. Hetzel
Title:    Senior Vice President



                                   SCHEDULE A
                                       TO
                      CONTRACT DEFINING RESPONSIBILITY FOR
                   FEES UNDER NON-CONFORMING DEALER AGREEMENTS



I.    J.P. Morgan Retirement Services LLC Recordkeeping Agreement

II    Fidelity Brokerage LLC and National Financial Services Rule 12b-1
      Agreement